Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated September 8, 2020 and related Prospectus of Senseonics Holdings, Inc. for the registration of up to 76,470,586 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2020, with respect to the consolidated financial statements of Senseonics Holdings, Inc., and the effectiveness of internal control over financial reporting of Senseonics Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

September 8, 2020